UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
March 19, 2008

MACROCHEM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13634	04 2744744
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

40 Washington Street, Suite 220, Wellesley Hills, MA 02481

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 489-7310

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Current Chief Financial Officer

(b)  On March 19, 2008, Bernard R. Patriacca resigned from his position as Chief Financial Officer, Vice President, Secretary and Treasurer of MacroChem Corporation (“MacroChem”).

Appointment of New Chief Financial Officer

(c)  and (e)  On March 19, 2008, David P. Luci was appointed Chief Financial Officer of MacroChem.  Mr. Luci, age 41, has served as General Counsel, Vice President Corporate Development and Corporate Secretary since joining MacroChem on December 6, 2007.  Mr. Luci will continue to serve as Chief Financial Officer, General Counsel, Vice President of Corporate Development and Corporate Secretary until his successor is chosen or he is removed from any such office by a majority vote of the Board of Directors in accordance with MacroChem’s by-laws.

Mr. Luci has over 16 years of experience servicing or working in the finance, accounting and legal functions within the healthcare industry.  Mr. Luci formerly served as the Executive Vice President, General Counsel and Corporate Secretary of Bioenvision, Inc. from December 2006 through July 2007.  Prior to that, Mr. Luci served as the Chief Financial Officer, General Counsel and Corporate Secretary of Bioenvision, Inc. from July 2004 through December 2006, after serving as Director of Finance, General Counsel and Corporate Secretary since July 2002.  Bioenvision’s primary focus was developing compounds for the treatment of cancer.  In October 2007, Bioenvision was acquired by Genzyme Corporation.  From September 1994 to July 2002, Mr. Luci served as a corporate attorney at Paul, Hastings, Janofsky & Walker LLP.  Prior to that, Mr. Luci served as a senior auditor at Ernst & Young LLP.  Mr. Luci is a certified public accountant. He holds a Bachelor of Science in Business Administration with a concentration in accounting from Bucknell University and a J.D. (cum laude) from Albany Law School of Union University.  Mr. Luci is also a member of the board of directors, and the audit committee chairman and compensation committee chairman of Access Pharmaceuticals, Inc., a biopharmaceutical company focused on development of novel therapies for cancer and other indications.

On December 6, 2007, Mr. Luci entered into an employment agreement of indefinite length with MacroChem, which contains the following material terms:

•                  Initial base salary of $200,000 per year, which was increased to $235,000 per year when Mr. Luci was appointed Chief Financial Officer.

•                  Participation by Mr. Luci in MacroChem’s executive employee performance-based annual cash bonus plan.

•                  Mr. Luci is entitled to paid vacation and will participate in other broad-based employee benefit programs of MacroChem.

•                  In connection with his employment agreement, Mr. Luci entered into a confidentiality agreement which contains standard perpetual confidentiality provisions as well as customary non-competition and non-solicitation covenants for the term of Mr. Luci’s employment and for 2 years following any termination thereof.

•                  On December 6, 2007, Mr. Luci recieved an option to purchase 300,000 shares of MacroChem’s common stock, with an exercise price equal to $0.61 per share.  50,000 of the shares subject to the option vest on each of the date of grant and the first anniversary thereof and 100,000 shares vest on each of the third and fourth anniversary of the date of grant.

On December 6, 2007, Mr. Luci also entered into a severance agreement with MacroChem, which contains the following material terms:

•                  If Mr. Luci is terminated by MacroChem other than for Cause (as defined in his severance agreement), he would be entitled to (i) a lump sum cash payment equal to 50% of his then current annual base salary (or, if his base salary has been reduced within 60 days of the termination or at any time after a change of control, his base salary in effect prior to the reduction), (ii) a lump sum cash pro-rated bonus payment for amounts earned but not paid, if the bonus target in any year of termination is tied, in whole or in part, to annualized performance benchmarks, (iii) continued employee benefits for a period of 6 months following the date of termination, (iv) outplacement services for a period of 6 months following the date of termination, and (v) acceleration of outstanding equity awards.

•                  In the event that, following, or in connection with, a Change of Control (as defined in his severance agreement) Mr. Luci is terminated by MacroChem without Cause (as defined in his severance agreement) or Mr. Luci terminates his employment with Good Reason (as defined in his severance agreement), he would be entitled to (i) a lump sum cash payment equal to 75% of his then current annual base salary (or, if his base salary has been reduced within 60 days of the termination or at any time after the change of control, his base salary in effect prior to the reduction), (ii) a lump sum cash payment equal to 75% of his target bonus for the current year or the year immediately prior to the date of the change of control, whichever is higher, (iii) a lump sum cash pro-rated bonus payment for amounts earned but not paid, if the bonus target in any year of termination is tied, in whole or in part, to annualized performance benchmarks, (iv) continued employee benefits for a period of 9 months following the date of termination, (v) outplacement services for a period of 9 months following the date of termination, and (vi) acceleration of outstanding equity awards.

In the event that any benefit payable to Mr. Luci will be subject to any “golden parachute” excise tax imposed by section 4999 of the Internal Revenue Code, he would be entitled to a lump sum gross-up payment from MacroChem in order to make him whole for all such taxes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACROCHEM CORPORATION

Dated: March 24, 2008	By:	/s/ David P. Luci
	Name:	David P. Luci
	Title:	Vice President and Chief Financial Officer